Exhibit 99.1

Enservco Reports 2020 Third Quarter and Nine-Month Financial Results

●	Refinancing reduces debt by $16.0 million and adds $12.5 million to stockholders’ equity, significantly strengthening balance sheet

●	$4.0 million in cost reductions align expense structure with lower revenue environment caused by industry downturn and pandemic impact

●	$1.3 million of equity raised in October to support working capital needs for heating season now underway

●	1-for-15 reverse stock split scheduled for November 20, 2020, expected to meet requirements to maintain NYSE American exchange listing

●	Third quarter revenue of $1.8 million vs. $3.8 million year over year but segment profitability improves due to cost cutting measures

●	Third quarter net income of $8.4 million results from $11.9 million gain on restructured debt

Longmont, CO – November 12, 2020 – Enservco Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today reported financial results for its third quarter and nine-month period ended September 30, 2020.

“Before addressing third quarter financial results, I want to highlight a number of important achievements we have accomplished through the first 10 months of 2020 as I believe they set the stage for an improving performance going forward,” said Rich Murphy, executive chairman. “Early in the year, Enservco faced significant challenges around lower commodity prices and growing impact of the pandemic, burdensome debt, an oversized cost structure, the need for additional capital, and the prospect of losing our NYSE American exchange listing. Today, I am pleased and proud to say the entire Enservco team came together to answer those challenges with actions that have better positioned the Company to take advantage of profitable growth opportunities as the energy industry recovers. Enservco today is a leaner, more nimble organization with an expanded blue-chip customer base and a stronger balance sheet.”

Marjorie Hargrave, president and CFO, added, “During the downturn this year we have added to our customer base and optimized the location of our fleet to take advantage of any industry recovery in the near term. The Company is now entering its 2020/21 heating season – typically our most prolific period of the year in terms of revenue and profitability. Based on customer feedback, we are anticipating an uptick in activity as the heating season progresses and we are excited about long-term prospects for growth and delivering improved shareholder value.”

Management highlighted Enservco’s year-to-date achievements as follows:

Refinancing eliminates $16.0 million in debt and adds $12.5 million to stockholders’ equity.

In September, Enservco closed a refinancing that cut its total debt by $16.0 million, increased stockholders’ equity by $12.5 million and resulted in $8.4 million in net income in the third quarter of 2020. In return for the lender eliminating $16.0 million in debt, Enservco issued the lender eight million shares of common stock and warrants to purchase an additional 15 million shares at $0.25 per share. The refinancing not only substantially strengthened the Company’s balance sheet, but it also improved cash flow while adding its senior secured lender as a major shareholder. Concurrent with the bank refinancing, the investment firm Cross River Partners, which is Enservco’s largest shareholder and is managed by Enservco’s executive chairman Rich Murphy, converted $1.5 million in subordinated debt and accrued interest into Enservco restricted common stock. The revised bank facility includes a $17.0 million term loan and a $1.0 million working capital revolving line of credit – both of which have October 15, 2021, maturity dates. The term loan is interest only with potential for principal payments in the event Enservco reaches certain profit metrics.

Right sizing initiatives result in $4.0 million in annualized cost reductions year to date.

When lower commodity prices and the pandemic resulted in a substantial reduction in drilling and completion activity early in 2020, the oilfield services market became more competitive, which led to reduced pricing and gross margins. Enservco responded by realigning its cost structure to fit these new realities. The Company has cut more than $4.0 million in annualized costs out of the business, which significantly lowered Enservco’s break-even point and increased the potential to deliver positive financial results in a lower revenue environment. The cost reductions were nearly evenly distributed between costs of providing services (wages and benefits due to headcount reductions and implementation of more strategic hiring practices) and corporate level costs (mainly consolidation of physical locations, reduction of corporate staff from 17 to 9 since the first of the year, and a reduction in the size of the Company’s Board of Directors).

Annualized cost reductions (in $ millions):

Variable operating costs	$ 2.57
Administrative costs	1.07
Rent reductions	.22
Utility reductions	.11
Financing costs	.24
Total reductions	$ 4.21

Equity cash infusion supports increased activity in Q4/Q1 heating season.

Enservco recently raised $1.3 million in an equity offering to complement its revolving line of credit and support increased activity during the Company’s first- and fourth-quarter heating season, now underway, in which Enservco generates the majority of its annual revenue and profit. The Company may seek to raise additional equity as the season progresses depending upon its cash needs and the magnitude of increased demand for its services.

Reverse stock split addresses NYSE American exchange continued listing requirement.

Enservco has set a 1-for-15 reverse stock split to be effective after the stock market closes on November 20, 2020. The reverse split, which was approved by stockholders at the Company’s June 2020 Annual Meeting, is being done with the intent of increasing Enservco’s share price to a level that ensures continued listing on the NYSE American exchange. Such continued listing is a valuable asset for Enservco and management believes the reverse split can also help attract new investors that may have been prohibited from purchasing Enservco shares due to certain restrictions on trading in lower priced stocks.

Third Quarter Results

Total revenue in the third quarter ended September 30, 2020, was $1.8 million versus $3.8 million in the same quarter last year. The decline reflected lower commodity prices and the COVID-19 impact.

Production services revenue was $1.4 million compared to $3.3 million year over year and generated a segment profit of $16,000 compared to a segment loss of $17,000 in the third quarter a year ago. The transition to profitability on significantly lower revenue in the third quarter illustrates the Company’s success in reducing costs.

Completion services revenue declined to $401,000 from $510,000 year over year and generated a segment loss of $725,000 in the third quarter, a substantial improvement over the prior year segment loss of $1.2 million – again a reflection of cost reduction initiatives.

Sales, general and administrative expense declined to $1.0 million from $1.7 million year over year, reflecting additional cost-cutting measures at the corporate level involving personnel and Board size reductions and consolidation of physical locations.

Total operating expenses in the third quarter declined to $4.8 million from $8.2 million year over year due primarily to the aforementioned cost reductions as well as lower severance and transition costs, lower depreciation and amortization and reduced activity. In total, the Company has taken more than $4.0 million in annualized costs out of the business since the first of the year. With a much lower break-even point, the Company is positioned for improved profitability as the industry recovers and the impact of the pandemic subsides.

The Company reported net income of $8.4 million, or $0.14 per share, in the third quarter compared to a net loss of $5.4 million, or $0.10 per share, in the same quarter last year. The transition to profitability was due to an $11.9 million gain on debt restructuring.

Adjusted EBITDA in the third quarter improved to a negative $1.7 million compared to a negative $2.7 million in the same quarter last year.

Nine Month Results

Total revenue for the nine-month period ended September 30, 2020, was $13.3 million versus $35.0 million in the same period a year ago. The decline reflected lower commodity prices, COVID-19 impact and warmer than normal temperatures during the 2020 first quarter heating season.

Production services revenue declined to $5.9 million from $11.2 million year over year and had a segment loss of $707,000 in the third quarter compared to a segment profit of $1.2 million in the prior year third quarter.

Completion services revenue through nine months declined to $7.3 million from $23.7 million in the same period last year and generated a segment loss of $270,000 versus a segment profit of $6.9 million year over year.

The segment losses were attributable to a 69% reduction in the Company’s higher margin frac water heating service due to a sharp decline in drilling and completion activity resulting from lower commodity prices and the pandemic.

Total operating expenses in the first nine months of 2020 were reduced to $22.5 million from $36.1 million in the same period last year due to lower costs of providing services combined with lower corporate overhead expense. Sales, general and administrative expenses improved to $4.1 million from $4.8 million year over year. Depreciation and amortization expense decreased to $4.0 million from $4.2 million due to disposal of assets in the second quarter of 2020.

Net income for the nine-month period, which reflected impact of the third-quarter gain on debt restructuring, was $1.2 million, or $0.02 per diluted share, compared to a net loss of $4.3 million, or $0.04 per diluted share, in the same period a year ago.

Adjusted EBITDA through nine months was a negative $4.3 million versus a positive $3.7 million in the comparable prior year period.

Enservco used $2.3 million in cash from operations through nine months compared to $8.5 million net cash provided by operations in the same period in 2019.

Conference Call Information

Management will hold a conference call today to discuss these results. The call will begin at 2:30 p.m. Mountain Time (4:30 p.m. Eastern) and will be accessible by dialing 833-492-0064 (973-528-0076 for international callers). Entry code: 662655. A telephonic replay will be available through November 19, 2020, by calling 877-481-4010 (919-882-2331 for international callers) and entering the Conference ID #38801. To listen to the webcast, participants should go to the ENSERVCO website at www.enservco.com and link to the “Investors” page at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available until December 12, 2020. The webcast also is available at the following link: https://www.webcaster4.com/Webcast/Page/2228/38801

About Enservco

Through its various operating subsidiaries, Enservco provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating and related services. The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles ("GAAP"). The term "EBITDA" refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing Enservco’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Operations table at the end of this release. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2019, and subsequently filed documents with the SEC. Forward looking statements in this news release that are subject to risk include the Company’s ability to comply with its bank covenants and refinance its bank debt prior to maturity; expectations for an increase in customer activity and an improved financial performance; the ability to deliver improved shareholder value; ability to raise additional capital and attract new investors; the anticipated industry recovery; and the maintenance of the Company’s stock price above exchange de-listing levels. It is important that each person reviewing this release understand the significant risks attendant to the operations of Enservco. Enservco disclaims any obligation to update any forward-looking statement made herein.

Contact:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Phone: 303-880-9000

Email: jay@pfeifferhigh.com

Marjorie Hargrave

President and CFO

Enservco Corporation

mhargrave@enservco.com